Exhibit 99.1

Contacts:
Media Contact                Investor Contact
David Grip                Brian Denyeau
AspenTech                ICR
+1 781-221-5273                +1 646-277-1251
david.grip@aspentech.com         brian.denyeau@icrinc.com

Aspen Technology Provides Additional Details Relating to Filing of Form 12b-25
for Annual Report for Fiscal Year 2019

Bedford, Mass. - September 3, 2019 - Aspen Technology, Inc. (NASDAQ:AZPN), the asset optimization software company, today announced additional details underlying its filing of a Form 12b-25 (the “12b-25”) on August 30, 2019. The 12b-25 provided notice that the Company had been unable to file its Annual Report on Form 10-K for the fiscal year ended June 30, 2019 (the “Annual Report”) by the August 29, 2019 due date, but that the Company expected to file the Annual Report within fifteen calendar days of the due date. In the 12b-25 the Company explained that the additional time was needed to complete procedures to finalize the Annual Report, which have taken longer than anticipated as a result of the Company identifying errors in the transition adjustment related to Accounting Standard Update No. 2014-09, Revenue from Contracts with Customers (“ASC 606”) recorded as of June 30, 2016.

In the 12b-25 the Company stated that the earlier errors with respect to the ASC 606 transitional adjustment impacted certain balance sheet accounts as of June 30, 2016 and certain balance sheet accounts as reported in the first three quarters of the fiscal year ended June 30, 2019. The Company notes that the only balance sheet accounts affected by the errors were contract assets, deferred revenue and retained earnings.

The 12b-25 also disclosed that the ASC 606-related errors are not expected to have a significant impact on previously reported income statement accounts, including revenue. The Company confirms that the errors do not impact its annual spend business metric, its cash flow from operations or its free cash flow non-GAAP metric, all as reported in a press release, “Aspen Technology Announces Financial Results for the Fourth Quarter and Fiscal Year 2019,” issued by the Company on August 7, 2019.

The Company will file the Annual Report as soon as practicable and continues to expect to file by September 13, 2019, the fifteenth calendar day following the prescribed due date of the Annual Report.

About AspenTech
Aspen Technology (“AspenTech”) is a leading software supplier for optimizing asset performance. Its products thrive in complex, industrial environments where it is critical to optimize the asset design, operation and maintenance lifecycle. AspenTech uniquely combines decades of process modelling expertise with machine learning. The Company's purpose-built software platform automates knowledge work and builds sustainable competitive advantage by delivering high returns over the entire asset lifecycle. As a result, companies in capital-intensive industries can maximize uptime and push the limits of performance, running their assets safer, greener, longer and faster. Visit AspenTech.com to find out more.
Forward-Looking Statements
The Company’s expectation regarding the timing of the filing of the Annual Report is a forward looking statement as defined in the Private Securities Litigation Reform Act of 1995. The actual timing of the filing may differ significantly from the Company’s expectation due to a number of risks and uncertainties, including the Company’s inability to complete the work required to file the Annual Report in the anticipated time frame.
© 2019 Aspen Technology, Inc. AspenTech and the Aspen leaf logo are trademarks of Aspen Technology, Inc. All rights reserved. All other trademarks are property of their respective owners.

Source: Aspen Technology, Inc.